Exhibit 19.1

INSIDER TRADING POLICY

AIXCRYPTO HOLDINGS, INC.

Insider Trading Policy

QUALIGEN THERAPEUTICS, INC.

Statement of Policies and Procedures

Governing the Prevention of Insider Trading

I.	Purpose

The purchase or sale of securities while possessing material nonpublic (“inside”) information or the disclosure of inside information (“tipping”) to others who may trade in such securities is sometimes referred to as “insider trading”. Illegal insider trading occurs when a person buys or sells a security when in possession of inside information in violation of a duty of trust or confidence. In connection with carrying out your duties, you may have or obtain access to inside information about Qualigen Therapeutics, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”). You may also have or obtain access to inside information about other companies with which the Company conducts business.

The Company is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, regulations and listing standards. The Board of Directors (the “Board”) of the Company has adopted this Insider Trading Policy (“Policy”) as part of this commitment. This Policy was adopted by the Board on May 23, 2020 and was amended by the Board on August 10, 2021.

The Policy is designed to assist the Company in preventing illegal insider trading and to avoid even the appearance of improper conduct on the part of any Company director, officer, employee, consultant, independent contractor or agent. However, the ultimate responsibility for (i) complying with federal and state securities laws, (ii) adhering to the terms of this Policy, (iii) avoiding improper use of Company information (or the information of other companies with which the Company conducts business), and (iv) avoiding improper or illegal transactions in Company securities (or securities of other companies with which the Company conducts business) rests with you. It is imperative that you use your best judgment and that you ask questions where you are uncertain how to handle a particular situation.

II.	Administration of Policy

The Board has delegated to the Audit Committee (the “Audit Committee”) the responsibility of administering this Policy. The Audit Committee may from time to time recommend to the Board changes to this Policy. All changes to this Policy must be approved by the Board.

III.	Penalties for Insider Trading

The penalties for violating the insider trading laws include imprisonment, disgorgement of profits gained or losses avoided, and substantial civil and criminal fines. As of the effective date of this Policy, an insider trading violation carries a maximum prison sentence of 20 years. Criminal fines can reach up to $5.0 million for individuals and $25.0 million for entities, and civil fines can reach up to three times the profit gained or loss avoided. In addition, individuals and entities considered to be “control persons” who knew or recklessly disregarded the fact that a “controlled person” was likely to engage in insider trading also may be civilly liable. As of the effective date of this Policy, the civil liability of “control persons” can be the greater of (i) $1.0 million or (ii) three times the amount of the profit gained or loss avoided. For this purpose, a “control person” is an entity or person who directly or indirectly controls another person, and could include the Company and/or its directors and officers. Under some circumstances, individuals who trade on inside information may also be subjected to private civil lawsuits. Moreover, because the inside information of the Company is the property of the Company, trading on or tipping the Company’s confidential information could result in serious employment sanctions up to and including termination of employment.

1

You should be aware that the surveillance techniques of the national securities exchanges (e.g., the Nasdaq Stock Market) and the Financial Industry Regulatory Authority (“FINRA”) are becoming more sophisticated all the time, and the chance that authorities will detect and prosecute an insider trading violation involving even a small amount of securities is a significant one. Furthermore, companies that have securities registered with the Securities and Exchange Commission (the “SEC”) and listed for trading on the national securities exchanges routinely receive inquiries from the SEC and/or FINRA regarding trading in their securities, and are required by applicable law to provide information in response to the inquiries, including about the companies’ knowledge of, or relationship with, certain persons who traded securities during the period that is the subject of the inquiry.

IV.	Scope and Applicability

A. Covered Persons. Sections I through VIII and Section XI of this Policy apply to all of the Company’s directors, officers, employees, consultants, independent contractors and agents within all of the Company’s business and operations (and the business and operations of any of the Company’s subsidiaries), as well as family members and domestic partners who share a household with any such persons. All references in this Policy to “Covered Persons” of the Company shall be read to include all persons identified in the preceding sentence.

B. Restricted Persons. Sections IX and X of this Policy impose additional obligations and restrictions on persons who are designated as “Restricted Persons”. For purposes of this Policy, Restricted Persons include the following:

1.	Members of the Board;

2.	Executive Officers (as determined by the Board from time to time);

3.	Employees with the title of Vice President or above;

4.	Members of the Accounting Department;

5.	Members of the Finance Department;

6.	The executive assistants (or persons holding similar positions) of any of the persons listed above;

7.	Family members and domestic partners who share a household with any of the persons listed above; and

2

8.	Any other individual whom the Compliance Officer may designate as a “Restricted Person” (see Section X.B below) because the Compliance Officer believes that such individual has, or may have, access to material nonpublic information concerning the Company.

Any person designated as a Restricted Person by title or by express designation by the Compliance Officer must comply with this Policy (as a Restricted Person) until notified otherwise in writing by the Compliance Officer.

C. Covered Securities and Transactions. This Policy applies to all transactions in the Company’s securities, including common stock and any other type of securities that are convertible into or exchangeable or exercisable for common stock, such as convertible notes, warrants, options and other derivative securities. Without limiting the foregoing, this Policy applies to sales, purchases, transfers, gifts, exchanges, pledges, options, hedges, puts, calls and short sales, and any other transaction that transfers (or attempts or purports to transfer) the economic consequences of ownership of the Company’s securities.

This Policy applies to all investment decisions you make regarding Company securities. For example, if you have the power to direct the purchase or sale of Company securities by virtue of your position as a director or officer of a corporation or non-profit organization, as a general partner of a partnership, as a managing member of a limited liability company, as a trustee of a trust or as an executor of an estate, then all transactions in Company securities made on behalf of the corporation, organization, partnership, limited liability company, trust or estate, as applicable, are covered by this Policy.

This Policy also applies to trading in the securities of another company with which the Company conducts business if you learn material nonpublic information about that company or its securities as a result of your employment or association with the Company.

D. Delivery of the Policy; Certifications. This Policy will be delivered to all Covered Persons upon its adoption by the Company, and to all new directors, officers, employees and, where appropriate, independent contractors and agents, in each case upon the commencement of their employment or association with the Company. Thereafter, the Policy shall be distributed annually to all Covered Persons. All Covered Persons must provide a certification regarding their understanding of, and intent to comply with, this Policy in the form attached hereto as Exhibit A. This certification shall be maintained by the Compliance Officer as further detailed in Section VII below.

V.	Definitions

A. Insider Trading. In general, “insider trading” occurs when a person purchases or sells a security while in possession of inside information in breach of a duty of trust or confidence owed directly or indirectly to the issuer of the security, the issuer’s stockholders or the source of the information. “Inside information” is information which is considered both “material” and “nonpublic.”

3

B. Materiality. A fact is considered “material” if (i) there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities, or (ii) disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about the issuer of the security. Material information can reflect either good or bad news and is not limited to financial information. While it is impossible to list all types of information that might be deemed “material” under particular circumstances, information dealing with the following subjects affecting the Company would generally be considered material:

●	projections of future revenues, margins, expenses, earnings, capital expenditures or liquidity position or other financial or operational information (including confirmation of any previously disclosed projections or guidance);

●	anticipated or actual Company financial or operational results for a quarterly or annual period;

●	news of a pending or proposed merger, acquisition, strategic partnership or joint venture relationship;

●	news of a pending or proposed sale, disposition or write-down of assets;

●	news of a significant change in business plans or strategies;

●	news relating to the execution or termination of significant contracts with customers, suppliers, vendors, licensors or other constituents;

●	news relating to key products or services;

●	changes in dividend policies, recapitalizations or stock splits;

●	offerings of securities or other financing developments;

●	actual or anticipated repurchases of securities;

●	changes or proposed changes in the Board, senior management or other major personnel changes; and

●	news of significant litigation, regulatory matters, government investigations or similar matters.

C. Nonpublic Information. Information is “nonpublic” if it has not been widely disclosed to the general public through major newswire services, national news services, financial news services, filings with the SEC, or other method that has been determined by the SEC to be compliant with Regulation FD. For purposes of this Policy, information will be considered public (i.e., no longer “nonpublic”) after the close of trading on the full trading day following the day on which the Company publicly releases the information in accordance with the foregoing sentence.

D. Tipping. “Tipping” is the disclosure of material nonpublic information concerning the Company or its securities to an outside person. Providing inside information to anyone who thereafter trades on the basis of that information may subject both you (the “tipper”) and the other person (the “tippee”) to insider trading liability.

4

VI.	Prohibited Activities

A. Prohibitions. Except for the limited exceptions described in Section VI.B below, the following activities are strictly prohibited under this Policy:

1.	No Covered Person may sell, purchase, transfer, gift, pledge or effectuate any other transaction in Company securities (including any transaction that transfers (or attempts or purports to transfer) the economic consequences of ownership of the Company’s securities) while in possession of material nonpublic information concerning the Company or its securities. This prohibition includes sales of shares received upon exercise of stock options, vesting of restricted stock or settlement of restricted stock units.

2.	No Covered Person may “tip” or disclose material nonpublic information concerning the Company or its securities to any outside person (including family members, affiliates, analysts, investors, members of the investment community and news media). Should a Covered Person inadvertently disclose such information to an outside person, the Covered Person must promptly inform the Compliance Officer regarding this disclosure. In that event, the Company will either (i) take steps necessary to preserve the confidentiality of the information, including requiring the outside person to agree in writing to comply with the terms of this Policy and/or sign a confidentiality agreement, or (ii) take steps necessary to disclose the information publicly in accordance with the requirements of Regulation FD.

3.	No Covered Person may purchase Company securities on margin, hold Company securities in a margin account, or pledge Company securities as collateral for a loan.

4.	Short-term and speculative trading in Company securities, as well as hedging and other derivative transactions involving Company securities, can create the appearance of impropriety and may become the subject of an SEC or FINRA investigation. These types of transactions can also result in inadvertent violations of insider trading laws and/or liability for “short-swing” profits under Section 16(b) of the Securities Exchange Act of 1934 (“Exchange Act”). Accordingly, the Company has adopted the following restrictions on trading in, or otherwise effecting transactions in, Company securities (even if you are not in possession of material nonpublic information):

(a)	No Covered Person may trade in any interest or position relating to the future price of Company securities, such as put or call options or other derivative securities, or enter into any short sale of Company securities.

(b)	No Covered Person may hedge the value of Company securities. A “hedge” is a transaction designed to offset or reduce the risk of a decline in the market value of a security, and can include, but is not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds.

5

(c)	No Covered Person may trade Company securities on an active basis, including short-term speculation.

5.	No Covered Person may trade in securities of another company if the Covered Person is in possession of material nonpublic information about that other company which the Covered Person learned as a result of his or her employment or association with the Company.

6.	No Covered Person shall make any information about the Company publicly available, except to the extent specifically authorized to do so.

The foregoing list of prohibited activities is not intended to be exhaustive and the Compliance Officer has the discretion to impose additional limitations and restrictions on trading and other transactions in Company securities as he or she deems appropriate in order to effect the intentions and purposes of this Policy.

B. Exceptions to Prohibited Activities. Prohibitions in effecting transactions in Company securities under this Policy do not extend to:

1.	The exercise of vested stock options, either on a “cash for stock” or “stock for stock” basis, where no Company stock is sold to fund the option exercises. However, note that while vested stock options may be exercised at any time under this Policy, the sale or transfer of any common stock acquired through such exercise is subject to this Policy.

2.	The receipt of Company stock upon vesting of restricted stock or settlement of restricted stock units. However, note that the sale or transfer of any common stock acquired upon such vesting is subject to this Policy.

3.	The withholding of Company stock by the Company in payment of tax obligations upon the vesting or exercise (as applicable) of stock options, restricted stock, or restricted stock units.

4.	Company securities purchased or sold under a Rule 10b5-1 Trading Plan that has been approved in advance by the Compliance Officer (see Section XI below).

5.	Transfers of Company stock by a Covered Person into a trust for which the Covered Person is a trustee, or from the trust back into the name of the Covered Person.

6.	Bona fide gifts of Company securities following receipt of written approval from the Compliance Officer (provided that the Compliance Officer shall retain the discretion to require the transferee to certify that it will comply with the terms of this Policy as a “Covered Person”).

7.	Bona fide charitable donations of Company securities to an organization that has obtained 501(c)(3) tax exempt status under the Internal Revenue Code following receipt of written approval from the Compliance Officer (provided that the Compliance Officer shall retain the discretion to require the organization to certify that it will comply with the terms of this Policy as a “Covered Person”).

6

8.	Private securities transactions not expressly prohibited under Section VI.A above between a Covered Person and a sophisticated party (as determined by the Compliance Officer) provided that (i) if it is proposed by the Covered Person that inside information is to be provided to the sophisticated party, any such information shall only be provided by the Company in the Company’s sole discretion, and then, if so disclosed, only after the party has entered into a non-disclosure agreement with the Company in form and substance satisfactory to the Company and (ii) the party agrees to any restrictions under federal and state securities laws that the Company may impose on the party’s ability to effect transactions in any Company securities purchased by the party.

9.	Purchases and sales of mutual funds, exchange traded funds or other similar funds or investment vehicles that invest in securities of the Company and with respect to which the Covered Person is a passive investor and has no rights with respect to the voting or disposition of any Company securities, and purchases and sales of Company securities by any such entity.

VII.	Duties of Compliance Officer

Any Covered Person who has questions regarding the scope of this Policy, or the interpretation of any provisions of this Policy, should consult with the Compliance Officer for guidance. For example, any Covered Person should consult with the Compliance Officer if he or she is unsure whether the information he or she possesses constitutes material nonpublic information, whether a specific transaction in Company securities is covered by this Policy, or whether an exception to this Policy applies to a specific transaction in Company securities.

The Company has initially designated the Chief Financial Officer as the Compliance Officer for purposes of this Policy. The Board, upon recommendation of the Audit Committee, may designate a different person to perform the compliance duties under this Policy by adopting changes to this Policy, which changes will be effective as of the date of such Board approval (unless another date is approved by the Board).

The Compliance Officer is granted the authority to perform all compliance duties under this Policy. The Compliance Officer may designate one or more individuals to assist in performing compliance duties under this Policy. The determinations of the Compliance Officer under this Policy are final and binding on all interested parties.

The duties and responsibilities of the Compliance Officer under this Policy include the following:

1.	Administering and interpreting this Policy, and monitoring and enforcing compliance with the provisions and procedures of this Policy.

7

2.	Responding to inquiries relating to this Policy.

3.	Designating the list of Restricted Persons under this Policy (either by title or by express designation).

4.	Announcing special trading blackout periods during which Restricted Persons may not trade in Company securities, including designating the persons who shall be considered Restricted Persons for purposes of a particular special blackout period.

5.	Annually providing (or supervising the provision of) copies of this Policy and other appropriate materials to all Covered Persons, and overseeing routine training of Covered Persons with respect to the provisions and procedures of this Policy.

6.	Recommending revisions to this Policy to reflect changes in federal or state securities laws, Nasdaq listing standards, interpretive guidance issued by the SEC, as well as best corporate governance practices.

7.	Maintaining records of all documents required by the provisions of this Policy, including copies of the certifications required to be executed by all Covered Persons (see Section IV.D above).

8.	Retaining outside legal counsel or other advisors to assist in carrying out the duties and responsibilities of the Compliance Officer under this Policy.

VIII.	Confidentiality of Information Relating to the Company

A. Access to Information. Risk of insider trading violations by individuals employed by or associated with the Company can be substantially limited by restricting the pool of individuals with access to material nonpublic information to the greatest extent possible. Access to material nonpublic information about the Company should be limited to directors, officers and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company (e.g., consultants, independent contractors, etc.) unless such person has signed an appropriate confidentiality agreement prior to dissemination of the information. When communication of material nonpublic information about the Company becomes necessary, all directors, officers and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

B. Disclosure of Information. Material nonpublic information about the Company is the property of the Company and the confidentiality of this information must be strictly maintained within the Company. Only the Chief Executive Officer and Chief Financial Officer are authorized to disclose material nonpublic information about the Company to stockholders, analysts, members of the investment community, business partners or other persons unless one of these officers has expressly authorized disclosure by another employee in advance of such disclosure being made. All inquiries regarding the Company should be directed to the Chief Executive Officer or Chief Financial Officer and no other comment should be provided.

8

IX.	Pre-Clearance Required for Trading by Restricted Persons

All Restricted Persons must pre-clear all transactions in Company securities as provided below:

A.	Pre-Clearance of Transaction. Any Restricted Person proposing to effectuate a trade or other transaction in Company securities must notify the Compliance Officer and obtain pre-clearance for the transaction. This pre-clearance requirement expressly applies to any and all transactions in Company securities, including, without limitation, requests to purchase Company securities on margin, hold Company securities in a margin account, or pledge Company securities as collateral for a loan. Pre-clearance requests should be submitted in accordance with the instructions provided on Exhibit B.

B.	Certification. The Restricted Person proposing to effectuate such trade or other transaction must certify to the Compliance Officer in writing that he or she is not in possession of material nonpublic information concerning the Company or its securities.

C.	Approval of Transaction. The Compliance Officer must approve or deny the proposed trade or other transaction in writing.

D.	Subsequent Requests for Approval. If the proposed transaction is not completed within two trading days after receiving clearance, clearance for the transaction (or any unfilled portion) must be re-requested following the pre-clearance procedure described above.

E.	Compliance Officer Discretion. Any decision of the Compliance Officer regarding the approval or denial of a proposed trade or other transaction shall be final and binding on the Restricted Person.

Carefully following the pre-clearance and certification requirements set forth above will make the pre-clearance process faster and more effective, and may assist you and the Company in avoiding inadvertent insider trading violations.

X.	Blackout Periods Applicable to Restricted Persons

A. No Trading During Blackout Periods. No Restricted Person may trade or effectuate any other transactions in Company securities during any special blackout periods designated by the Compliance Officer (except for transactions effected pursuant to an approved 10b5-1 Trading Plan (see Section XI below) or pursuant to a Hardship Exemption (see Section X.C below) or the other limited exceptions described in Section VI.B above). However, even during an open trading window, you may not trade in Company securities if you are in possession of material nonpublic information concerning the Company.

B. Special Blackout Periods. From time to time, the Compliance Officer may determine that trading in Company securities is inappropriate during an otherwise open trading window due to the existence, or potential existence, of material nonpublic information. Accordingly, the Compliance Officer may prohibit trading at any time by announcing a special blackout period, which announcement will address the scope of impacted persons. Any person to which a special blackout period applies shall be considered a “Restricted Person” under this Policy (for purposes of the special blackout period). The Compliance Officer’s determination that a special blackout period shall be imposed, and that a particular person shall be considered a Restricted Person for purposes of the special blackout period, shall be final and binding on the Restricted Person. The existence of a special blackout period shall be considered confidential information and Restricted Persons are prohibited from communicating the existence of a special blackout period to anyone who is not a Restricted Person.

9

C. Hardship Trading Exceptions. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities during a trading blackout period due to financial or other hardship. Any person wanting to rely on this exception must first notify the Compliance Officer in writing of the circumstance of the hardship and the amount and nature of the proposed trade or other transaction in Company securities. Such person will also be required to certify to the Compliance Officer in writing no earlier than two trading days prior to the proposed trade or other transaction that he or she is not in possession of material nonpublic information concerning the Company or its securities. Upon authorization from the Compliance Officer, the person may effectuate the trade or other transaction, although such person will be responsible for ensuring that any such transaction complies in all other respects with the requirements of this Policy.

XI.	Implementation of Rule 10b5-1 Trading Plans

A Rule 10b5-1 trading plan (“Trading Plan”) is a contract to purchase or sell securities according to a written instruction or plan established prior to effecting any transaction in the securities. In general, a Trading Plan must set forth a non-discretionary trading method by leaving the principal terms of the transaction, including the effective date of the transaction, the amount of securities involved in the transaction, and the price at which securities will be purchased or sold in the transaction, to either (i) a written specification, (ii) a written formula, or (iii) a third party. While adoption of a Trading Plan does not obviate the requirement to otherwise comply with insider trading laws, it does provide an affirmative defense to a claim that a person traded on the basis of material nonpublic information, even if the person was aware of such information at the time of the transaction.

To be adopted in good faith, a Trading Plan must be adopted when the person is not in possession of material nonpublic information, and the Trading Plan must also not be adopted as part of a scheme to fraudulently evade insider trading prohibitions. In addition, a Trading Plan may not be adopted during any trading blackout period, even if the person is not then in possession of any material nonpublic information. Any person who wishes to enter into a Trading Plan must obtain the prior written approval of the Compliance Officer. If the Compliance Officer wishes to enter into a Trading Plan, he or she must obtain the prior written approval of the Audit Committee. The Company requires that the selling start date under any Trading Plan must be no sooner than 30 days after the date of adoption of the Trading Plan.

Any modifications to a Trading Plan must meet the same requirements as a new Trading Plan, including the requirement that the modification be adopted outside of any trading blackout period and when the adopting person is not in possession of material nonpublic information. The Company requires that the selling start date under the modified Trading Plan be no sooner than 30 days after the effective date of the modification to the Trading Plan. While this Policy does not limit the ability of a person to terminate a previously adopted Trading Plan, any new Trading Plan adopted following the termination of a previously adopted Trading Plan cannot be adopted for at least 30 days following the termination, and must otherwise meet the requirements for a new Trading Plan as described above.

Any transaction in Company securities effected under a Trading Plan that has been adopted in a manner consistent with the requirements of this Section IX will not require further pre-clearance at the time of the transaction, and will not be subject to future trading blackout periods under this Policy.

Any transaction in Company securities made pursuant to a Trading Plan must still comply with any applicable reporting requirements under federal and state securities laws, including the requirement to make filings with the SEC pursuant to Section 16 of the Exchange Act.

**

As amended through August 10, 2021

10

EXHIBIT A

CERTIFICATION

I hereby certify that:

●	I have read and understand the Insider Trading Policy to which this Certification is attached.

●	Since the effective date of the Insider Trading Policy, or such shorter period of time that I have been a director, officer, employee, independent contractor or agent of the Company, I have complied in all respects with the Insider Trading Policy.

●	I will continue to comply with the Insider Trading Policy for as long as I am a director, officer, employee, independent contractor or agent of the Company. Upon the termination of my employment with (or cessation of service to) the Company, I will continue to comply with the Insider Trading Policy until such time as I am no longer in possession of inside information about the Company.

●	I understand that the Compliance Officer is available to answer any questions I may have regarding the Insider Trading Policy.

●	I understand that insider trading is a crime, may subject me to serious financial penalties and termination of employment, and is strictly prohibited by the Insider Trading Policy.

Signature

Printed Name

Title

Date

Exhibit A

EXHIBIT B

TRADING PRE-CLEARANCE INSTRUCTIONS

Pre-clearance before trading for all Restricted Persons is mandatory. Please request pre- clearance by sending an email, as described below, to the Compliance Officer at compliance@aixcrypto.ai. If you have any questions about the process by which pre-clearance must be obtained or need information to complete your request, please contact the Compliance Officer.

Instructions for Pre-Clearance of Transactions in Company Securities

You must follow this format when you send your email to compliance@aixcrypto.ai.

1.	If you are purchasing or selling shares on the open market, place the following in the subject line of your email, as applicable: “Pre-Clearance Request - Purchase of Shares” or “Pre-Clearance Request - Sale of Shares”

The body of the email should contain the following:

○	Number (or dollar value) of shares that you want to purchase or sell;
○	If a sale, the source and purchase date of the shares proposed to be sold; and
○	Estimated purchase or sale date (which must be completed within two trading days of receiving trading approval).

2.	If you are exercising options, place the following in the subject line of your email: “Pre- Clearance Request - Exercise of Options”

The body of the email should contain the following:

○	Option number
○	Option price
○	Grant date
○	Number of shares that you are interested in exercising
○	Estimated sale date
○	“Exercising and Selling” or “Exercising and Holding”

3.	If you are requesting to enter into any other transactions in Company securities, place the following in the subject line of your email: “Pre-Clearance Request – Other Transaction”

The body of the email should contain the following:

○	Brief description of transaction (e.g., pledge of shares for loan)
○	Number of shares involved in the transaction
○	Estimated date of transaction
○	Other material terms of proposed transaction

All Pre-Clearance Requests must contain the following representation: “I represent that I am not in possession of material nonpublic information concerning the Company or its securities.”

Please note that the ultimate responsibility for compliance with the federal and state securities laws rests with you, and that the clearance of any proposed transaction should not be construed as a guarantee that you will not later be found to have been in possession of material nonpublic information or to have violated applicable law in connection with any particular transaction in Company securities.

Exhibit B